DISSOLUTION AGREEMENT


This Dissolution Agreement is by and between Twin Faces East Entertainment Corporation, (TFAC) a publicly traded Nevada Corporation located at 94 Arthur Hills Court, Henderson, NV 89074, Pangaea Education Systems, LLC (LLC), last known address 3120 Downs Cove, Rd, Windermere, FL 34786, and Dr. Suzanne Miller (DR. SUZANNE), an individual, also located at 3120 Downs Cove Rd. Windermere, FL 34786. This group may collectively be referred to as "The Parties".


WHEREAS, TFAC is the sole owner of Pangaea Education Systems, Inc. (PES), a developer of health care and related distance learning properties of which DR. SUZANNE is President, and;


WHEREAS, TFAC bought the assets of LLC and formed PES pursuant to an Asset Acquisition Agreement dated 24 October 01, and;


WHEREAS, the Asset Acquisition Agreement provides in Section 5 for a return of assets or spin off of PES back to LLC under certain circumstances, and;


WHEREAS, The Parties desire to escalate the date to exercise the provisions of Section 5 of the Asset Acquisition Agreement dated 24 October 2001 to spin-off PES back to the LLC then assignment to DR. SUZANNE.


NOW THEREFORE IT IS AGREED AS FOLLOWS:


Section 1.     Timing of Transaction.
     The effective date will be October 28, 2002.


Section 2.     Terms of Agreement.
      In consideration for cancellation of the TFAC Employment Agreement with DR. SUZANNE, TFAC will transfer 100% of the stock of PES to LLC. LLC will acquire the entire balance sheet, assets and liabilities of PES. All executor and performance contracts will become the responsibility of LLC. TFAC's Chief Operating Officer Teeple (TEEPLE), will resign his Directorship in PES on behalf of TFAC. LLC will assign 100% of rights and title of LLC to DR. SUZANNE.

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Section 3.     Obligations of TFAC.
* Cancellation of 100% of PES stock certificate(s) to TFAC and issuance to LLC.
*    Notification to State of Nevada of change of ownership.
*    Notification to vendors and employees of PES of change of ownership.
*    Notification to SEC via 8K of change of ownership.
*    Resignation of TEEPLE as Director of PES.
*    Forgive the approximate $125,000 in inter-company debt from PES.
*    Forgive all obligations from PES to TFAC.


Section 4.     Obligations of PES.
  *    Officer and Director signatures of acceptance of Dissolution.


Section 5.     Obligations of LLC
*    Members return of Preferred Stock Certificates issued by TFAC.
*    Assignment of PES to DR. SUZANNE.


Section 6.     Obligations of DR. SUZANNE
*    Cancellation of Employment Agreement with TFAC.
* Assumption all debts and obligations of PES as defined in current balance sheet.


Section 7.     Severability.
     The covenants set forth in this Agreement above shall be construed as a series of separate covenants, one for each county in each of the states of the United States to which such restriction applies. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographical scope of one or more of the separate covenants is unreasonably broad, the parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision. The reasonableness of the substitute provision shall be considered in light of the purpose of the covenants and the reasonable prospectable interests of TFAC, PES, LLC, PES, and DR. SUZANNE. The substitute provision shall be incorporated into this Agreement. If the parties are unable to agree on a substitute provision, then the invalid or unreasonably broad provision shall be deemed deleted or modified to the minimum extent necessary to permit enforcement.

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Section 8.     Indemnification.
      Each of The Parties hereby agrees to indemnify and hold harmless the other and its affiliates, directors, officers, employees and other agents and representatives from and against any and all liability, judgments, claims, settlements, losses, damages, reasonable fees (including attorneys' and other experts' fees and disbursements), liens, taxes, penalties, obligations and expenses incurred or suffering by any such person or entity arising from, by reason of or in connection with, any misrepresentation or breach of any representation, warranty or covenant pursuant to this Agreement. Further, TFAC warrants that is has fully disclosed all obligations, and liabilities and obligations incurred by PES after the Effective Date of this agreement are the total obligation of DR. SUZANNE.


Section 9.     Confidentiality.
     The Parties agree to keep the terms of this transaction confidential and to make use of such information only in fulfillment of its duties and to maintain such information in confidence and to disclose the information only to persons with a need or right to know.


Section  10.     Waiver.   The waiver by The Parties of  the  breach  of  any
provision of this Agreement by any of The Parties shall not operate or be construed as a waiver of any subsequent breach by The Parties.


Section 11. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.


Section 12. Arbitration. If at anytime during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction thereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by both parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association (AAA) and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the AAA, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

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Section 13.    Attorney Fees.  In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

     This Agreement is made and entered this 28th day of October 2002.

TFAC:                                        LLC:
Twin  Faces East Entertainment Corporation    Pangaea Education Systems,  LLC
By:/s/ Michael Smolanoff                      By:/s/ James Hansen
Michael Smolanoff, PhD, CEO                       James   D.  Hansen,  Ph.D.,
                                                  CEO, Member

                                                  /s/ Suzanne Miller
                                                  Suzanne Miller,
                                                  Ph.D.,President, Member

                                                  /s/ Stephen White
                                                  Stephen White, Member


PES:                                              DR. SUZANNE:
Pangaea Education Systems, Inc.                   Suzanne Miller. PhD., an
                                                  individual

By:/s/ Stanley Teeple                             By;/s/ Suzanne Miller
Stanley L. Teeple, Secretary                      Dr. Suzanne Miller